EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CABG Medical, Inc. Announces Closing of Public Offering and
Appointment of New Directors

Minneapolis, Minnesota, December 13, 2004 – CABG Medical, Inc. (Nasdaq: CABG), today announced that it has closed its initial public offering of 5,500,000 shares of common stock with proceeds to the company of approximately $27.8 million, net of offering expenses. Feltl and Company and Ladenburg Thalmann & Co. Inc. served as co-managers of the offering. The shares are listed on the Nasdaq Stock Market’s National Market under the symbol “CABG.” Copies of the prospectus may be obtained by contacting Feltl and Company at 225 South Sixth Street, Suite 4200, Minneapolis, Minnesota 55402 or Ladenburg Thalmann & Co. Inc. at 590 Madison Avenue, New York, New York 10022.

Immediately following the closing of the initial public offering, the company appointed John L. Babitt, A. Jay Graf, Robert E. Munzenrider, and Arch C. Smith to its board of directors. Mr. Graf, Mr. Munzenrider and Mr. Smith will each serve on the company’s Audit Committee and Compensation Committee, and Mr. Graf and Mr. Smith will both serve with Manny A. Villafaña, the company’s Chairman and Chief Executive Officer, on the company’s Governance/Nominating Committee.

“We are very proud to add such distinguished individuals to our board,” said Mr. Villafaña. “Each of the new directors brings a wealth of experience in the medical technology sector and provides our organization with additional operational and financial expertise. We believe that these combined resources provide us with an exceptional board of directors.”

Mr. Babitt has been our President and Chief Financial Officer since August of 2003. Mr. Babitt joined the company from Bioheart, Inc. where he served as Chief Financial Officer and Vice President of Finance. Mr. Babitt also served as a Senior Manager in the Mergers & Acquisitions Group at Ernst & Young LLP. Mr. Babitt is a Certified Public Accountant.

Mr. Graf recently retired as a Group Chairman, Office of the President, for Guidant Corporation, and served as the President of Guidant’s Cardiac Rhythm Management Division. Mr. Graf also serves on the board of directors for American Medical Systems, Inc., and the National Association of Manufacturers. Mr. Graf also is a member of the Board of Overseers for the University of Minnesota, Carlson School of Management.

Mr. Munzenrider is the retired Chief Financial Officer of St. Jude Medical, Inc. Mr. Munzenrider has also served as President of Harmon AutoGlass and as Chief Financial Officer for Eliance Corp. Mr. Munzenrider also serves on the board of directors for ATS Medical, Inc. and Viad Corp. Mr. Munzenrider is also a trustee on the University of Montana Foundation.

Mr. Smith is the former senior healthcare analyst and Managing Director for equity research at Piper Jaffray, a Minneapolis-based investment bank. Mr. Smith also serves on the board of the Minneapolis Heart Institute Foundation.

About the Company: CABG Medical, Inc., headquartered in Minneapolis, Minnesota, is a medical technology company seeking to improve the treatment of coronary heart disease by advancing conventional bypass surgery. We have designed our first product, the Holly Graft System, by leveraging our understanding of flow dynamics, material sciences and drug combinations to create an artificial coronary graft system. We are led by a team of experienced medical technology industry executives and recognized experts in cardiac surgery and cardiovascular research.

SOURCE: CABG Medical, Inc., 12/13/04

CONTACT: Manny Villafaña, Chairman and Chief Executive Officer, or John L. Babitt, President, Chief Operating Officer and Chief Financial Officer, CABG Medical, Inc., 14505 – 21st Avenue North, Suite 212, Minneapolis, MN 55447, (763) 258-8005

WEBSITE: http://www.cabgmedical.com

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